UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2016

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34921	20-2960116
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Identification No.)

One Main Street, Suite 800, Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 500-7867

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐    Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This report amends the Current Report on Form 8-K filed by Aegerion Pharmaceuticals, Inc. (the “Company”) on February 3, 2016 (the “Original Filing”) to provide information regarding the employment arrangement of Gregory Perry, the Company’s Chief Financial Officer and Administrative Officer, that was unavailable at the time of the Original Filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in the Original Filing, Mr. Perry was appointed as the Company’s Chief Financial and Administrative Officer effective January 28, 2016. On February 11, 2016, the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors approved an increase in Mr. Perry’s salary to $450,000 effective as of February 12, 2016 and that Mr. Perry will be eligible to receive an annual cash bonus of up to 50% of his base salary based on the achievement of certain corporate goals. In addition, the Compensation Committee approved one-time cash incentive bonus payments to Mr. Perry of up to a total of $450,000, subject to the achievement of certain strategic corporate events in 2016 and Mr. Perry’s continued employment with the Company. The Compensation Committee also approved a stock option grant to Mr. Perry, exercisable for 200,000 shares of the Company’s common stock; 25% of the shares of common stock underlying the stock option award vested on February 12, 2016 and the remaining 75% of the shares of common stock underlying such award will vest in equal annual installments on December 31, 2016, December 31, 2017 and December 31, 2018, subject to Mr. Perry’s continued employment with the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2016

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Benjamin Harshbarger
Benjamin Harshbarger
Acting General Counsel

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